Exhibit 10.1



                             SEVERANCE AGREEMENT


THIS SEVERANCE AGREEMENT ("Agreement") is made and entered into and effective as of the 1st day of January, 1998, between OLD NATIONAL BANCORP, an Indiana corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "Company"), and
_______________________________________.

                           WITNESSETH:

WHEREAS, the Company desires to assure continuity of its management, to enable its executives to devote their full attention to management responsibilities and, when faced with a possible change in control, to help the Board of Directors assess options and advise as to the best interest of the Company and its shareholders without being influenced by the uncertainties of their own situations, and to demonstrate to executives the interests of the Company in their well-being and fair treatment in the event of a change in control; and

WHEREAS, the Company desires to assure Executive that he will receive certain benefits in the case of his termination or a significant change in the terms of his employment as a result of a change in control of the Company; and

WHEREAS, to that end, the Company and Executive entered into an Agreement on the 1st day of January, 1996, which Agreement has been extended annually by mutual agreement of the Company and Executive; and

WHEREAS, the Board of Directors of the Company approved changes to the Agreement at its January 22, 1998 Board Meeting; and

WHEREAS, to effectuate the changes, the Company desires to enter into a new Agreement with Executive on substantially the same terms and conditions as the previous Agreement with the additional benefits as authorized by the Board of Directors.

NOW, THEREFORE, in consideration of the premises and of the mutual promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1.   Term

     The term of this Agreement shall begin on January 1, 1998, and continue for a two (2) year period ending December 31, 1999, unless terminated as hereinafter provided. This Agreement shall be subject to an annual review and may be extended for successive one (1) year terms by mutual agreement of the parties; provided the Company shall give the Executive notice of its intent to renew or not renew this Agreement no later than twelve (12) months prior to the expiration of the initial term or any additional term hereunder; and, provided further, if the Company shall fail to so provide said notice, this Agreement shall automatically continue for one (1) additional year.

2.   Benefits Upon a Change in Control

     a.   The Company shall provide Executive with the benefits set forth in
          Section 2(d) hereof upon any termination of Executive's employment by the Company during the one (1) year period following a change in control (as defined below) which occurs during the term of this Agreement for any reason except the following:

          (i)  Termination for Cause

               "Cause" shall be defined as (A) action by Executive involving willful misconduct or gross negligence materially injurious to the Company, (B) the requirement or direction of a federal or state regulatory agency having jurisdiction over the Company,
               (C) conviction of Executive of the commission of any criminal offense involving dishonesty or breach of trust, or (D) any intentional breach by Executive of a material term, condition or covenant of this Agreement. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for cause unless there shall have been delivered to Executive a copy of a notice of termination from the Company accompanied by a resolution duly adopted by a majority of the Directors then in office, finding that in the good faith opinion of the Directors, the termination of Executive's employment is for cause, specifying the particulars thereof in detail, and granting an opportunity, following a reasonable period of time, for Executive, together with his counsel, to be heard before the Board of Directors;

          (ii) Disability of the Executive, as determined under the policies and procedures of the Company as in effect immediately prior to such change in control. Termination pursuant to this
               Section 2(a)(ii) shall not affect any rights which Executive may have under any disability policy or program of the Company;

          (iii) Voluntary retirement of the Executive in accordance with policies and procedures of the Company in effect immediately prior to the change in control; or

          (iv) Death of the Executive.

     b. The Company shall also provide Executive with the benefits set forth in Section 2(d) if a change in control occurs during the term of this Agreement and Executive terminates his employment during the one (1) year period following the change in control after the happening of one or more of the following events:

          (i) Without the express written consent of Executive, the assignment of Executive to any duties materially inconsistent with his positions, duties, responsibilities, or status with the Company immediately prior to the change in control or a substantial reduction of his duties or responsibilities, or any removal of Executive from, or any failure to reelect Executive to, any positions held by the Executive prior to the change in control;

          (ii) A reduction by the Company in the compensation or benefits of Executive in effect immediately prior to the change in control, or any failure to include Executive in any incentive, bonus or benefit plans as may be offered by the Company from time to time;

          (iii) A requirement that without his consent Executive be based anywhere other than Evansville, Indiana, except for required travel pertaining to the Company's business in accordance with the Company's management practices in effect prior to a change in control;

          (iv) Any purported termination of Executive's employment for cause as defined in Section 2(a)(i) above or for disability without grounds;

          (v) Any failure of the Company to obtain the assumption of the obligation to perform this Agreement by any successor as contemplated in Section 9(b) hereof; or

          (vi) Any material breach by the Company of any of the provisions of this Agreement or any failure by the Company to carry out any of its obligations hereunder.

     c. In addition to the rights the Executive has under the provisions of Sections 2(a) and 2(b) above, the Executive shall have the exclusive right, within the thirty (30) days immediately following the one (1) year period after a change in control occurs, to elect to resign and terminate his employment with the Company for any reason, and at such time Executive shall be entitled to receive all compensation and benefits set forth in Section 2(d) of this Agreement.

     d. Subject to Sections 2(a), 2(b) and 2(c) above, the Company shall pay to Executive the amounts provided in (i), (ii), (iii), (iv) and (v) below at the time and in the manner provided, less any withholding therefrom under applicable federal, state, or local income tax, other tax, or social security laws or similar statutes.

          (i)  Within thirty (30) days of his date of termination under
               Section 2(a), 2(b) or 2(c), the Company shall pay to Executive a lump sum single payment in cash or cash equivalent funds, equal to the aggregate of the following:

               (a) Executive's base salary, at his then-effective annual rate, through the date of termination of his employment plus any amounts due to Executive under the accrued vacation program of the Company due to him through the date of termination; plus

               (b) An amount computed by the actuary for Old National Bancorp Employees' Retirement Plan (the "Plan") based on the actuarial assumptions for the Plan and the Plan's actuarial equivalency determination procedures as in effect on the date of the Executive's termination of employment with the Company, equal to the present value of the Executive's Accrued Benefit as defined in the Plan computed as if the Executive had remained in the employ of the Company for two (2) years after his termination of employment and had received the same compensation from the Company for determining benefits under the Plan, as defined in Section 4.01 thereof, being paid to him at the time of his termination of employment for that two (2) year period, and assuming Credited Service as defined in the Plan continues for that two (2) year period, minus the present value of the Executive's Accrued Benefit under the Plan as computed on the date of termination.

               (c) An amount computed by the actuary for Old National Bancorp Pension Restoration Plan (the "Restoration Plan") based on the actuarial assumptions for the Restoration Plan and the Restoration Plan's actuarial equivalency determination procedures as in effect on the date of the Executive's termination of employment with the Company, equal to the present value of the Executive's Accrued Benefit as defined in the Restoration Plan computed as if the Executive had remained in the employ of the Company for two (2) years after his termination of employment and had received the same compensation from the Company for determining benefits under the Plan, as defined in Section 4 thereof, being paid to him at the time of his termination of employment for that two (2) year period, and assuming Credited Service as defined in the Restoration Plan continues for that two (2) year period, minus the present value of the Executive's Accrued Benefit under the Restoration Plan as computed on the date of termination.

               (d) An amount equal to the Company descretionary and matching contribution that would have been made on behalf of the Executive to the OLD NATIONAL BANCORP EMPLOYEE STOCK OWNERSHIP PLAN (the "ESOP Plan") at the end of each ESOP Plan Year, had the Executive been in the employ of the Company for two (2) consecutive Plan years after his termination of employment and had received the same compensation from the Company for determining benefits under the ESOP Plan, being paid to him at the time of his termination of employment for the two (2) year period, and assuming Credited Service as defined in the ESOP Plan continues for that two (2) year period.

               (e) An amount equal to the Company descretionary and matching contribution that would have been made on behalf of the Executive to the SUPPLEMENTAL DEFERRED COMPENSATION PLAN FOR SELECTED EXECUTIVE EMPLOYEES OF OLD NATIONAL BANCORP AND SUBSIDIARIES (the "Supplemental Plan") at the end of each Supplemental Plan Year, had the Executive been in the employ of the Company for two
                    (2) consecutive Plan years after his termination of employment and had received the same compensation from the Company for determining benefits under the Supplemental Plan, being paid to him at the time of his termination of employment for the two (2) year period, and assuming Credited Service as defined in the Supplemental Plan continues for that two (2) year period.

          (ii) Within thirty (30) days of his date of termination under Sections 2(a) and (b) or within thirty (30) days of his election to resign and terminate employment under Section 2(c), the Company shall further pay to Executive a lump sum single cash payment equal to two (2) times the average annual base salary paid to the Executive by the Company in the three
               (3) year period prior to the date of termination.

          (iii) Within thirty (30) days of his date of termination under Sections 2(a)and (b) or within thirty (30) days of his election to resign and terminate employment under Section 2(c), the Company shall cause to be vested in the Executive's name those awarded but unvested shares which are held in the Executive's account in the Old National Bancorp Restricted Stock Plan, including the shares awarded to Executive but not yet earned in the year in which Executive's employment is terminated.

          (iv) Within thirty (30) days of his date of termination under Sections 2(a) and (b) or within thirty (30) days of his election to resign and terminate employment under Section 2(c), the Company shall further cause to be paid to Executive in a lump sum single cash payment all the amounts the Executive is entitled to receive under the Company's Short Term Incentive Plan ("STIP") in the year in which Executive's employment is terminated. For purposes of determining the STIP amount to be paid to Executive, the Company will use the Executive's then current annualized salary multiplied by the greater of the following percentages:

               (a) An amount that is the result of averaging the Executive's STIP percentage for the prior two plan years; or

               (b) The Executive's projected STIP percentage as approved by the Company's Compensation Committee at the time of any merger announcement.

           (v) In addition, the Company shall maintain in full force and effect for the continued benefit of the Executive for two (2) years following the date of termination, all employee welfare plans (i.e., life and disability insurance, medical plan, and the spending account) and programs in which the Executive was entitled to participate immediately prior to the date of termination provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Executive's participation in any such plan or program is barred or unavailable, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred or rendered unavailable. Executive's rights to such benefits shall be reduced to the extent that Executive is eligible for comparable benefits supplied by a subsequent employer.

               Provided, however, if the aggregate present value of the above payments which may be considered a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended ("Code") shall equal or exceed three (3) times the Executive's base amount ("Base Amount"), as such term is defined in Section 280G of the Code, then such aggregate payment shall be reduced to the highest payment which is not three (3) times such Base Amount. The sole purpose of the limitation imposed by this provision is to preclude the amount payable pursuant to this Section 2(d) from being characterized as an "excess parachute payment" under
               Section 280G of the Code. It is the intention of the parties that this subsection be interpreted and construed in a manner so as to allow the greatest dollar payment to Executive without such payment being classified as an "excess parachute payment," as such term is defined by Section 280G of the Code. The Company and Executive agree that any dispute under this
               Section 2(d) of the application of the limitation of Section 280G of the Code shall be resolved by an opinion of competent counsel selected by and acceptable to the Company and Executive. Counsel's fee for the opinion required herein shall be paid by the Company.

     e. For the purposes of this Agreement, a "change in control" shall mean:

          (i)  a change in Chief Executive Officer of the Company;

          (ii) any merger, consolidation, share exchange, or other combination or reorganization involving the Company, irrespective of which party is the surviving entity, excluding any merger, consolidation, share exchange, or other combination involving the Company solely in connection with the acquisition by the Company of any subsidiary;

          (iii) any sale, lease, exchange, transfer, or other disposition of all or any substantial part of the assets of the Company;

          (iv) any acquisition or agreement to acquire by any person or entity, directly or indirectly, beneficial ownership of twenty-five percent (25%) or more of the outstanding voting stock of the Company;

          (v) during any period of two (2) consecutive years during the term hereof, individuals who at the date of this Agreement constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election of each Director at the beginning of such Director's term has been approved by Directors representing at least two-thirds of the Directors then in office who were Directors on the date of this Agreement;

          (vi) a majority of the Board of Directors or a majority of the shareholders of the Company approve, adopt, agree to recommend, or accept any agreement, contract, offer, or other arrangement providing for any of the transactions described above;

          (vii) any series of transactions resulting in any of the transactions described above; or

          (viii) any other set of circumstances which the Board of Directors deems to constitute a change in control of the Company.

     f. Any termination of Executive's employment for the reasons set forth in Section 2(a) (except for reason of Executive's death) or by Executive for the reasons set forth in Sections 2(b) and 2(c) shall be communicated by written "Notice of Termination" to the other party, delivered in a manner provided in Section 13 hereof. Any "Notice of Termination" given by Executive pursuant to Sections 2(b) and 2(c), or given by the Company in connection with a termination as to which the Company believes it is not obligated to provide Executive with the benefits set forth in Section 2(d), shall indicate the specific provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination. "Date of termination" for the purposes of this Agreement shall mean the date on which such "Notice of Termination" is given.

3.   Payment of Certain Costs of Executive

     If a dispute arises regarding a termination of Executive's employment subsequent to a change in control or the interpretation or enforcement of this Agreement and Executive obtains a final judgment in his favor from a court of competent jurisdiction or his claim is settled by the Company prior to the rendering of a judgment by such a court, all legal fees and expenses incurred by Executive in contesting or disputing any such termination or seeking to obtain or enforce any right or benefit provided for in this Agreement or in otherwise pursuing his claim will be paid by the Company, to the extent permitted by law.

4.   Moving Expenses

     In the event of a termination of Executive's employment subsequent to a change in control, Executive shall be reimbursed by the Company for any moving expenses incurred by him in relocating to the place of subsequent employment in the event such cost is not paid by the subsequent employer. Such expenses shall include reasonable selling expenses of his residence. Such expenses shall be reimbursed within thirty (30) days of Executive's submission of an itemized listing of the same to the Company.

5.   Surrender of Company Records

     Upon termination of Executive's employment for any reason, he shall immediately surrender to the Company all Company records, notes, documents, forms, manuals, or other written or printed material, and all copies thereof, in his possession or control, which pertains to the business of the Company and which would not be available publicly. Executive agrees that all of the foregoing shall be and remain the sole and exclusive property of the Company.

6.   Covenant of Confidentiality

     Executive shall keep confidential and not improperly divulge for the benefit of another party or use for his own benefit, the Company's confidential information including, but not limited to, business secrets relating to the Company's finances, operations, and customer lists. All of the Company's confidential information shall be the sole and exclusive property of the Company.

7.   Termination

     This Agreement shall automatically terminate without notice prior to any change in control if the Executive shall resign, retire, become permanently and totally disabled, voluntarily take another position requiring a substantial portion of his time, or die.

8.   Severability

     In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein.

9.   Parties Bound

     a. All provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto, their heirs, personal representatives, successors, and assigns.

     b. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be deemed a material breach of this Agreement.
     c. If Executive should die while any amounts are payable to him hereunder, this Agreement shall inure to the administrators, heirs, distributees, devisees, and legatees, and all amounts payable hereunder shall then be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee or, if there be no such designee, to his estate.

10.  Effect and Modification

     This Agreement comprises the entire agreement between the parties with respect to the subject matter hereof and supersedes all earlier agreements relating to the subject matter hereof; provided that this Agreement is not intended to and shall not be deemed to be in lieu of any rights, benefits, and privileges to which Executive may be entitled as an Executive of the Company under any retirement, pension, profit sharing, stock ownership, stock option, insurance, or hospital plan, or other plans, benefits, programs, and policies which may now be in effect or which may hereafter be adopted. It is understood that Executive shall have the same rights and privileges to participate in such plans, benefits, programs, and policies as any other Executive during his period of employment. No statement or promise, except as herein set forth, has been made with respect to the subject matter of this Agreement. The headings of the individual sections herein are for convenience only and shall not be deemed to be a substantive part of this Agreement. No modification or amendment hereof shall be effective unless in writing and signed by Executive and the Company.

11.  Non-Waiver

     The failure or refusal of either party to enforce all or any part of, or the waiver by either party of any breach of this Agreement shall not be a waiver of that party's continuing or subsequent rights under this Agreement, nor shall such failure or refusal or waiver have any effect upon the subsequent enforceability of this Agreement.

12.  Governing Law

     This Agreement is being delivered in and shall be governed by the laws of the State of Indiana.

13.  Notice

     Any notice, request, instruction, or other document to be given hereunder to any party shall be in writing and delivered by hand, telegram, facsimile transmission, registered or certified United States mail, return receipt requested, or other form of receipted delivery, with all expenses of delivery prepaid, as follows:

     If to Executive:         If to Company:

                              Old National Bancorp
                              Post Office Box 718
                              Evansville, Indiana 47705
                              ATTENTION:  Board of Directors

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

EXECUTIVE

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OLD NATIONAL BANCORP

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